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STAR GAS PARTNERS, L.P.

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March 7, 2006

Dear Star Gas Senior Subordinated (NYSE: SGH) Unitholder:

Our special meeting of unitholders, scheduled for March 17, 2006, is almost a week away. This letter is being sent because we have not yet received your all-important vote on this crucial initiative.

Time is short, so I urge you to cast your vote today – by voting via our toll-free telephone number…

(800/960-7546) 24 hours a day/7 days a week – before it’s too late!

If approved, the proposed Kestrel recapitalization would result in, among other things:

•	Your subordinated units (SGH) being converted into common units (SGU) on a one-to-one basis.
•	Strengthening Star Gas’s balance sheet, helping it meet liquidity and capital requirements in this time of high oil prices, and allowing the Partnership to operate more efficiently with less debt.
•	Quarterly distributions will commence accruing at a rate of $0.27 per year, starting in October 2008.
o	Should the proposed recapitalization not be approved, it is unlikely that you and other Star Gas unitholders would receive any distributions in the foreseeable future due to outstanding arrearages owed to Star Gas common unitholders.
•	Allowing Star Gas to resume making strategic acquisitions of home heating oil distributors to help us maintain and increase our customer base and grow our business.
•	Resolution of the significant disagreement with our senior noteholders.
•	Bringing in a new General Partner with extensive heating oil industry experience.

Our Board of Directors continues to recommend that you VOTE IN FAVOR of the Kestrel recapitalization proposals. Approval of these proposals is critical to your investment.

Please bear in mind…FAILURE TO VOTE OR ABSTAINING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE TRANSACTION!

Your vote is important, no matter how many or how few units you own.

The proxy card that accompanied the original proxy statement will remain valid. If you already returned a validly executed proxy card, your votes will be recorded unless you submit a subsequent proxy or you otherwise revoke your prior proxy.

Once again, thank you for your continued support.

Regards,

Joseph P. Cavanaugh

Chief Executive Officer

PS—Should you have any questions or concerns about the vote, feel free to call Georgeson Shareholder, the firm assisting us in this solicitation, toll-free at 800/960-7546 and speak with a representative who should be able to address your inquiry.